EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

BEACON FEDERAL BANCORP, INC.

DATED AS OF

MAY 31, 2012

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
ARTICLE II THE MERGER		8
2.1	Merger	8
2.2	Closing; Effective Time	8
2.3	Certificate of Incorporation and Bylaws	8
2.4	Directors of the Surviving Corporation	8
2.5	Effects of the Merger	8
2.6	Tax Consequences	9
2.7	Possible Alternative Structures	9
2.8	Additional Actions	9
2.9	Advisory Board	9
ARTICLE III CONVERSION OF SHARES		9
3.1	Conversion of Beacon Federal Common Stock; Merger Consideration	9
3.2	Election Procedures	11
3.3	Procedures for Exchange of Beacon Federal Common Stock	13
3.4	Stock Options and Other Stock-Based Awards	14
3.5	Bank Merger	15
3.6	Reservation of Shares	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BEACON FEDERAL		15
4.1	Standard	15
4.2	Organization	15
4.3	Capitalization	16
4.4	Authority; No Violation	17
4.5	Consents	17
4.6	Financial Statements	18
4.7	Taxes	18
4.8	No Material Adverse Effect	19
4.9	Material Contracts; Leases; Defaults	19
4.10	Ownership of Property; Insurance Coverage	20
4.11	Legal Proceedings	20
4.12	Compliance with Applicable Law	20
4.13	Employee Benefit Plans	21
4.14	Brokers, Finders and Financial Advisors	23
4.15	Environmental Matters	23
4.16	Loan Portfolio	24
4.17	Related Party Transactions	25
4.18	Deposits	25
4.19	Board Approval	25
4.20	Registration Obligations	26
4.21	Risk Management Instruments	26
4.22	Fairness Opinion	26
4.23	Intellectual Property	26
4.24	Duties as Fiduciary	26
4.25	Employees; Labor Matters	27
4.26	Beacon Federal Information Supplied	27
4.27	Securities Documents	27
4.28	Internal Controls	27
4.29	Bank Owned Life Insurance	28
4.30	Stock Transfer Records.	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHLB		28
5.1	Standard	28
5.2	Organization	29
5.3	Capitalization	29

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5.4	Authority; No Violation	30
5.5	Consents	30
5.6	Financial Statements	31
5.7	Tax Matters	31
5.8	No Material Adverse Effect	32
5.9	Ownership of Property; Insurance Coverage	32
5.10	Legal Proceedings	33
5.11	Compliance with Applicable Law	33
5.12	Employee Benefit Plans	34
5.13	Brokers, Finders and Financial Advisors	35
5.14	Environmental Matters	35
5.15	BHLB Information Supplied	36
5.16	Securities Documents	36
5.17	Internal Controls	36
5.18	BHLB Common Stock	37
5.19	Available Funds	37
5.20	Fairness Opinion	37
5.21	Board Approval	37
ARTICLE VI COVENANTS OF BEACON FEDERAL		37
6.1	Conduct of Business	37
6.2	Subsidiaries	40
6.3	Current Information	41
6.4	Access to Properties and Records	41
6.5	Financial and Other Statements	42
6.6	Maintenance of Insurance	42
6.7	Disclosure Supplements	42
6.8	Consents and Approvals of Third Parties	43
6.9	All Reasonable Efforts	43
6.10	Failure to Fulfill Conditions	43
6.11	No Solicitation	43
6.12	Reserves and Merger-Related Costs	44
6.13	Board Meetings	44
6.14	ESOP Loan	44
6.15	401(k) Plan Termination	44
6.16	Worker Adjustment and Retraining Notification Act	45
ARTICLE VII COVENANTS OF BHLB		45
7.1	Conduct of Business	45
7.2	Disclosure Supplements	45
7.3	Consents and Approvals of Third Parties	46
7.4	Reasonable Best Efforts	46
7.5	Failure to Fulfill Conditions	46
7.6	Employee Matters	46
7.7	Directors and Officers Indemnification and Insurance	48
7.8	Stock Listing	49
7.9	Reservation of Stock	49
7.10	Communications to Beacon Federal Employees; Training	49
ARTICLE VIII REGULATORY AND OTHER MATTERS		50
8.1	Meeting of Shareholders	50
8.2	Proxy Statement-Prospectus; Merger Registration Statement	50
8.3	Regulatory Approvals	51
ARTICLE IX CLOSING CONDITIONS		51
9.1	Conditions to Each Party’s Obligations Under this Agreement	51
9.2	Conditions to the Obligations of BHLB under this Agreement	51
9.3	Conditions to the Obligations of Beacon Federal under this Agreement	52
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		52
10.1	Termination.	52

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10.2	Effect of Termination	55
10.3	Amendment, Extension and Waiver	56
ARTICLE XI MISCELLANEOUS		57
11.1	Confidentiality	57
11.2	Public Announcements	57
11.3	Survival	57
11.4	Notices	57
11.5	Parties in Interest	58
11.6	Complete Agreement	58
11.7	Counterparts	58
11.8	Severability	58
11.9	Governing Law	58
11.10	Interpretation.	59
11.11	Specific Performance	59
11.12	Waiver of Trial by Jury	59

EXHIBITS

A          Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 31, 2012 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), and Beacon Federal Bancorp, Inc., a Maryland corporation (“Beacon Federal”).

Recitals

1.          The Board of Directors of each of BHLB and Beacon Federal (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.          In accordance with the terms of this Agreement, Beacon Federal will merge with and into BHLB (the “Merger”), and it is anticipated that Beacon Bank, which is a wholly owned subsidiary of Beacon Federal, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHLB.

3.          As a condition to the willingness of BHLB to enter into this Agreement, each of the directors and executive officers of Beacon Federal have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Beacon Federal Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.          The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.          The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Advisory Board” shall have the meaning set forth in Section 2.9.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

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“Bank Merger” shall mean the merger of Beacon Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, Beacon Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Beacon Bank” shall mean a federal savings bank, with its principal office located at 6611 Manlius Center Road, East Syracuse, New York 13057, and which is a wholly owned subsidiary of Beacon Federal.

“Beacon Federal” shall mean Beacon Federal Bancorp, Inc., a Maryland corporation with its principal office located at 6611 Manlius Center Road, East Syracuse, New York 13057.

“Beacon Federal Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Beacon Federal Common Stock” shall mean the common shares, par value $0.01 per share, of Beacon Federal.

“Beacon Federal Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Beacon Federal to BHLB pursuant hereto.

“Beacon Federal ESOP” shall mean the Employee Stock Ownership Plan of Beacon Bank or any successor thereto.

“Beacon Federal Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Beacon Federal as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Beacon Federal for each of the two (2) years ended December 31, 2011, as set forth in Beacon Federal’s annual report on Form 10-K for the year ended December 31, 2011 and (ii) the unaudited interim consolidated financial statements of Beacon Federal as of the end of each calendar quarter following December 31, 2011, and for the periods then ended, as filed by Beacon Federal in the Beacon Federal SEC Reports.

“Beacon Federal Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Beacon Federal Loan Property” shall have the meaning set forth in Section 4.15.2.

“Beacon Federal Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.l.

“Beacon Federal Preferred Stock” shall have the meaning set forth in Section 4.3.

“Beacon Federal Regulatory Reports” shall mean the Call Reports of Beacon Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended March 31, 2012, through the Closing Date, and all Annual Reports on Form FRH-(b)11 and any Current Report on Form FRH-(b)11 filed with the FRB by Beacon Federal from March 31, 2012 through the Closing Date.

“Beacon Federal Restricted Stock” shall mean the shares of restricted stock of Beacon Federal issued pursuant to the Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan.

“Beacon Federal SEC Reports” shall have the meaning set forth in Section 4.27.

“Beacon Federal Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

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“Beacon Federal Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Beacon Federal Stock” shall have the meaning set forth in Section 4.3.1

“Beacon Federal Stock Option” shall have the meaning set forth in Section 3.3(b).

“Beacon Federal Stock Option Plan” shall have the meaning set forth in Section 3.3(a).

“Beacon Federal Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Beacon Federal or Beacon Bank.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts savings bank with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHLB.

“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHLB.

“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 02101.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to Beacon Federal pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2011 and 2010 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2011, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2011, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following December 31, 2011, and for the periods then ended, as filed by BHLB in the BHLB SEC Reports.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2012, through the Closing Date, and all Annual Reports on Form FRH-(b)11 and any Current Report on Form FRH-(b)11 filed with the FRB by BHLB from March 31, 2012 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

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“BHLB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Certificate” shall mean a certificate or book entry evidencing shares of Beacon Federal Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreement dated as of April 17, 2012 between BHLB and Beacon Federal.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Continuing Beacon Federal Employees” shall have the meaning set forth in Section 7.6.2.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.7.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by BHLB and Beacon Federal, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 10.1.9.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York with respect to Beacon Bank and the Federal Home Loan Bank of Boston with respect to Berkshire Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

5

“Material Adverse Effect” shall mean, with respect to BHLB or Beacon Federal, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or Beacon Federal and the Beacon Federal Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Beacon Federal, on the one hand, or BHLB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Beacon Federal or any Beacon Federal Subsidiary, on the one hand, or BHLB or any BHLB Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of Beacon Federal or any Beacon Federal Subsidiary on the one hand, or BHLB or any BHLB Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHLB or Beacon Federal, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (vi) in the case of Beacon Federal or any Beacon Federal Subsidiary, the issuance of any order or directive by, or entry into a formal written agreement with, any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such order, directive or agreement, or compliance with such order, directive or agreement, may be constitute or be considered in determining whether there has occurred a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of Beacon Federal with and into BHLB pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of Beacon Federal Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“Observer” shall have the meaning set forth in Section 6.13.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

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“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or Beacon Bank, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean May 31, 2013.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

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“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plan” shall have the meaning set forth in Section 6.15.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Beacon Federal shall merge with and into BHLB, with BHLB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Beacon Federal shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Beacon Federal shall be vested in and assumed by BHLB. As part of the Merger, each outstanding share of Beacon Federal Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2           Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the DGCL, and articles of merger with the Maryland State Department of Assessments and Taxation, in accordance with the MGCL, on the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the certificate of merger filed with the Secretary of State of the State of Delaware and the articles of merger filed with the Maryland State Department of Assessments and Taxation (the “Effective Time”). A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

2.3           Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of BHLB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4           Directors of the Surviving Corporation.

BHLB shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Boards of Directors of BHLB and Berkshire Bank shall be increased by one and that, effective immediately after the Closing Date, one director of Beacon Federal (as of the date hereof and as of the Effective Time), as designated by BHLB and Berkshire Bank, shall be appointed to the Boards of Directors of BHLB and Berkshire Bank. All other directors and officers of BHLB immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the MGCL.

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2.6           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time BHLB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the Federal income tax consequences of the Merger to BHLB, Berkshire Bank, Beacon Federal, Beacon Bank or to the holders of Beacon Federal Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.5 and 9.3.5; (iii) the consideration to be paid to the holders of Beacon Federal Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8           Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Beacon Federal or any Beacon Federal Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Beacon Federal and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Beacon Federal or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of Beacon Federal or otherwise to take any and all such action.

2.9           Advisory Board.

Effective immediately after the Effective Time, the board members of Beacon Federal as of the Effective Time who do not join the boards of BHLB or Berkshire Bank shall be appointed to a currently existing Advisory Board of Berkshire Bank (the “Advisory Board”). The Advisory Board shall meet as requested by the Board of Directors of Berkshire Bank and the initial term shall be for one year. Each member of the Advisory Board shall receive compensation as set by the Board of Directors of Berkshire Bank from time to time. Berkshire Bank shall consider, at its reasonable discretion, the composition, compensation and need for the Advisory Board after the completion of the one year term.

ARTICLE III

CONVERSION OF SHARES

3.1           Conversion of Beacon Federal Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Beacon Federal or the holders of any of the shares of Beacon Federal Common Stock, the Merger shall be effected in accordance with the following terms:

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3.1.1           Each share of BHLB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2           All shares of Beacon Federal Common Stock held in the treasury of Beacon Federal and each share of Beacon Federal Common Stock owned by BHLB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) and each share of Beacon Federal Common Stock held in a trust under the Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3           Each outstanding share of Beacon Federal Common Stock with respect to which an election to receive BHLB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 0.9200 (the “Exchange Ratio”) of a share of BHLB Common Stock, subject to adjustment as provided in Sections 10.1.9 and 3.1.10 and to the provisions of Section 3.2 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4           Subject to the provisions of Section 3.2, each outstanding share of Beacon Federal Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $20.50 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5           Each outstanding share of Beacon Federal Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6           Except as set forth in Section 3.1.2 or 3.1.7, upon the Effective Time, outstanding shares of Beacon Federal Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Beacon Federal on such shares of Beacon Federal Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7           Each outstanding share of Beacon Federal Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Beacon Federal shall give BHLB immediate notice upon receipt by Beacon Federal of any such demands for payment of the fair value of such shares of Beacon Federal Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Beacon Federal shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.8           If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Beacon Federal Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Beacon Federal Common Stock of such holder shall be entitled to receive the Merger Consideration.

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3.1.9           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of Beacon Federal Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Beacon Federal Common Stock owned by a Beacon Federal shareholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such Beacon Federal shareholder.

3.1.10         If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Beacon Federal changes (or the Beacon Federal Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Beacon Federal Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2           Election Procedures.

3.2.1           Holders of record of Beacon Federal Common Stock may elect to receive shares of BHLB Common Stock or cash in exchange for their shares of Beacon Federal Common Stock. The total number of shares of Beacon Federal Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of Beacon Federal Common Stock outstanding immediately prior to the Effective Time by (y) 0.50 (the “Stock Conversion Number”). All other shares of Beacon Federal Common Stock shall be converted into Cash Consideration.

3.2.2           An election form and other appropriate customary transmittal material in such form as BHLB and Beacon Federal shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as BHLB and Beacon Federal shall mutually agree (the “Mailing Date”) to each holder of record of Beacon Federal Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Beacon Federal Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of Beacon Federal Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or BHLB Common Stock for such shares. Holders of record of shares of Beacon Federal Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Beacon Federal Common Stock held by each Representative for a particular beneficial owner. Any shares of Beacon Federal Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BHLB Common Stock. BHLB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Beacon Federal Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Beacon Federal shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

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3.2.3           The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Beacon Federal Shareholders Meeting and (ii) the date that BHLB and Beacon Federal shall agree is as near as practicable to five (5) business days prior to the expected Closing Date, or such other time and date as BHLB and Beacon Federal may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BHLB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4           No later than five (5) business days after the later to occur of the Election Deadline or the Effective Time, BHLB shall cause the Exchange Agent to effect the allocation among holders of Beacon Federal Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5           If the aggregate number of shares of Beacon Federal Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)           If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

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3.3           Procedures for Exchange of Beacon Federal Common Stock.

3.3.1           BHLB to Make Merger Consideration Available. Prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Beacon Federal Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2           Exchange of Certificates. BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Beacon Federal Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3           Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Beacon Federal Common Stock shall have no rights, after the Effective Time, with respect to such Beacon Federal Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.3.4           Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5           Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of Beacon Federal of the Beacon Federal Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6           Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

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3.3.7           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8           Withholding. BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Beacon Federal Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Beacon Federal Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.4           Stock Options and Other Stock-Based Awards.

(a)          Unless otherwise noted, the provisions of this Section 3.4 pertain to all plans sponsored by Beacon Federal under which options and other stock-based amounts are awarded, including Beacon Federal’s 2008 Equity Incentive Plan (the “Beacon Federal Stock Plan”); provided, however, that any accelerated vesting performed pursuant to this Section 3.4 shall only be performed if required by the terms of the Beacon Federal Stock Plan as in effect on the date hereof without any further action by Beacon Federal.

(b)          Each stock option issued under a Beacon Federal Stock Plan (a “Beacon Federal Stock Option”) or pursuant to any individual equity compensation award agreement, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time will cease, at the Effective Time, to represent a right to acquire shares of Beacon Federal Common Stock and will be converted at the Effective Time, without any action on the part of the holder of such Beacon Federal Stock Option, into an option to purchase BHLB Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Beacon Federal Stock Option (but subject to and taking into account any required acceleration of vesting of such Beacon Federal Stock Option pursuant to the terms of the Beacon Federal Stock Plan as in effect on the date hereof without any further action by Beacon Federal). The number of shares of BHLB Common Stock subject to each such Converted Stock Option will be equal to the product obtained by multiplying (i) the number of shares of Beacon Federal Common Stock subject to the applicable Beacon Federal Stock Option by the Exchange Ratio, and by dividing (x) the exercise price per Beacon Federal Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio.

(c)          At the Effective Time, if the terms of the Beacon Federal Stock Plan or the underlying award agreement so provide, each share of restricted Beacon Federal Common Stock issued pursuant to the Beacon Federal Stock Plan (“Beacon Federal Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Beacon Federal Common Stock that was formerly Beacon Federal Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 3.1.3; provided, however, that, upon the lapsing of restrictions with respect to each share of Beacon Federal Restricted Stock, Beacon Federal shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of such restrictions. At the Effective Time, each award of Beacon Federal Restricted Stock granted under the Beacon Federal Stock Plan or pursuant to any individual equity compensation award agreement (a “Beacon Federal Restricted Stock Award”) that is outstanding immediately before the Effective Time and that does not become vested pursuant to the preceding sentence will cease, at the Effective Time, to represent a right with respect to shares of Beacon Federal Common Stock and will be converted at the Effective Time, without any action on the part of the holder of such Beacon Federal Restricted Stock Award, to shares of BHLB Common Stock (each, a “Converted Restricted Stock Award”), on the same terms and conditions as were applicable under the Beacon Federal Restricted Stock Award. The number of shares of BHLB Common Stock subject to each such Converted Restricted Stock Award will equal the number of shares of Beacon Federal Common Stock subject to the applicable Beacon Federal Restricted Stock Award multiplied by the Exchange Ratio, rounded to the nearest whole share of BHLB Common Stock.

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(d)          The shares of BHLB Common Stock to be issued to the holders of Beacon Federal Stock Options shall be registered with the SEC under the Merger Registration Statement, which shall be converted by a post-effective amendment to a registration statement on Form S-8.

3.5           Bank Merger.

BHLB intends to cause the merger of Beacon Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution, but retains the right to hold Beacon Bank as a separate subsidiary. Subject to the foregoing and in BHLB’s sole determination, following the execution and delivery of this Agreement, BHLB will cause Berkshire Bank, and Beacon Federal will cause Beacon Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

3.6           Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the Beacon Federal shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BEACON FEDERAL

Beacon Federal represents and warrants to BHLB as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the Beacon Federal Disclosure Schedule delivered by Beacon Federal to BHLB on the date hereof, provided, however, that disclosure in any section of such Beacon Federal Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. Beacon Federal has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Beacon Federal Disclosure Schedule corresponds to the section referenced herein. References to the Knowledge of Beacon Federal shall include the Knowledge of Beacon Bank and Subsidiaries.

4.1           Standard.

Except as set forth in the following sentence, no representation or warranty of Beacon Federal contained in this Article IV shall be deemed untrue or incorrect, and Beacon Federal shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2) and 4.3, which shall be true and correct in all material respects.

4.2           Organization.

4.2.1           Beacon Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Beacon Federal has full corporate power and authority to carry on its business as now conducted. Beacon Federal is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

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4.2.2           Beacon Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposits in Beacon Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Beacon Bank when due. Beacon Bank is a member in good standing of the FHLB and owns the requisite amount of stock.

4.2.3           Beacon Federal Disclosure Schedule 4.2.3 sets forth each Beacon Federal Subsidiary and its jurisdiction of incorporation or organization. Each Beacon Federal Subsidiary (other than Beacon Bank) is a corporation, limited liability company or other legal entity as set forth on Beacon Federal Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Beacon Federal Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4           The respective minute books of Beacon Federal, Beacon Bank and each other Beacon Federal Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5           Prior to the date of this Agreement, Beacon Federal has made available to BHLB true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of Beacon Federal, Beacon Bank and each other Beacon Federal Subsidiary.

4.3           Capitalization.

4.3.1           The authorized capital stock of Beacon Federal consists of (i) 100,000,000 shares of Beacon Federal Common Stock and 50,000,000 shares of preferred stock, $0.01 par value (“Beacon Federal Preferred Stock” and collectively with Beacon Federal Common Stock, “Beacon Federal Stock”). As of the date hereof, there were 6,199,546 shares of Beacon Federal Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, and (ii) 1,478,266 shares of Beacon Federal Common Stock held by Beacon Federal as Treasury Stock, but not including 117,103 shares of Beacon Federal Common Stock held in trust under the Beacon Federal Stock Plan but not subject to an award of Beacon Federal Restricted Stock. Beacon Federal does not own, of record or beneficially, any shares of Beacon Federal Stock which are not Treasury Stock. Beacon Bank does not own, of record or beneficially, any shares of Beacon Federal Stock. Neither Beacon Federal nor any Beacon Federal Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Beacon Federal, or any other security of Beacon Federal or a Beacon Federal Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Beacon Federal or a Beacon Federal Subsidiary or any other security of Beacon Federal or any Beacon Federal Subsidiary, other than shares of Beacon Federal Common Stock underlying the Beacon Federal Stock Options and Beacon Federal Restricted Stock. Beacon Federal has granted options to acquire 627,829 shares of Beacon Federal Common Stock at a weighted average exercise price of $9.43 per share. Beacon Federal Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Beacon Federal Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Beacon Federal Stock Option is an incentive stock option or a nonqualified stock option. There are no unvested shares of Beacon Federal Restricted Stock. All shares of Beacon Federal Common Stock issuable pursuant to the Beacon Federal Stock Option Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2           Beacon Federal owns all of the capital stock of each Beacon Federal Subsidiary, free and clear of any lien or encumbrance. Except for the Beacon Federal Subsidiaries, Beacon Federal does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Beacon Federal or any Beacon Federal Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Beacon Bank, including stock in the FHLB.

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4.3.3           To Beacon Federal’s Knowledge, except as set forth in Beacon Federal’s definitive proxy statement filed with the SEC on April 16, 2012, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Beacon Federal Common Stock.

4.3.4           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Beacon Federal’s shareholders may vote have been issued by Beacon Federal and are outstanding.

4.4           Authority; No Violation.

4.4.1           Beacon Federal has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Beacon Federal’s shareholders (the “Beacon Federal Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Beacon Federal and the completion by Beacon Federal of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Beacon Federal. This Agreement has been duly and validly executed and delivered by Beacon Federal, and subject to Beacon Federal Shareholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by BHLB, constitutes the valid and binding obligation of Beacon Federal, enforceable against Beacon Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2           Neither the execution and delivery of this Agreement by Beacon Federal, nor the consummation of the transactions contemplated hereby, nor compliance by Beacon Federal with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of Beacon Federal or Beacon Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Beacon Federal or Beacon Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Beacon Federal or Beacon Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Beacon Federal or Beacon Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the articles of merger with the Maryland Department of Assessments and Taxation, and (d) the Beacon Federal Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Beacon Federal, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Beacon Federal, the completion by Beacon Federal of the Merger and the performance by Beacon Federal of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Beacon Federal has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Beacon Federal to result in a Material Adverse Effect on Beacon Federal and Beacon Bank, taken as a whole, or BHLB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Beacon Federal or Beacon Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

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4.6           Financial Statements.

4.6.1           The Beacon Federal Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2           Beacon Federal has previously made available to BHLB the Beacon Federal Financial Statements. The Beacon Federal Financial Statements present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Beacon Federal and the Beacon Federal Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3           At the date of the most recent consolidated statement of financial condition included in the Beacon Federal Financial Statements or in the Beacon Federal Regulatory Reports, Beacon Federal did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Beacon Federal Financial Statements or in the Beacon Federal Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7           Taxes.

Beacon Federal and the Beacon Federal Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Beacon Federal, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Beacon Federal and the Beacon Federal Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Beacon Federal and the Beacon Federal Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Beacon Federal and the Beacon Federal Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Beacon Federal and the Beacon Federal Subsidiaries did not, as of the most recent Beacon Federal Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Beacon Federal balance sheet (rather than in any notes thereto). Beacon Federal and its Subsidiaries are subject to Tax audits in the ordinary course of business. Beacon Federal management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Beacon Federal. Beacon Federal and the Beacon Federal Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Beacon Federal or any of the Beacon Federal Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Beacon Federal nor any of the Beacon Federal Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Beacon Federal or (B) has any liability for the Taxes of any Person (other than Beacon Federal or any of the Beacon Federal Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Beacon Federal or any Beacon Federal Subsidiary for any alleged deficiency in any Tax, and neither Beacon Federal nor any Beacon Federal Subsidiary has been notified in writing of any proposed Tax claims or assessments against Beacon Federal or any Beacon Federal Subsidiary. Beacon Federal and the Beacon Federal Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Beacon Federal and the Beacon Federal Subsidiaries have delivered to BHLB true and complete copies of all Tax Returns of Beacon Federal and the Beacon Federal Subsidiaries for taxable periods ending on or after December 31, 2005. Neither Beacon Federal nor any of the Beacon Federal Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Beacon Federal nor any of the Beacon Federal Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Beacon Federal nor any of the Beacon Federal Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

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4.8           No Material Adverse Effect.

Since December 31, 2011, to Beacon Federal’s Knowledge, no event has occurred or circumstance arisen has had or reasonably would be expected to have a Material Adverse Effect on Beacon Federal.

4.9           Material Contracts; Leases; Defaults.

4.9.1           Except as set forth in Beacon Federal Disclosure Schedule 4.9.1, neither Beacon Federal nor any Beacon Federal Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Beacon Federal or any Beacon Federal Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Beacon Federal or any Beacon Federal Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by Beacon Federal or any Beacon Federal Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Beacon Federal or any Beacon Federal Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Beacon Federal or any Beacon Federal Subsidiary; (v) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Beacon Federal or any Beacon Federal Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Beacon Federal or any Beacon Federal Subsidiary.

4.9.2           Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Beacon Federal Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Beacon Federal nor any Beacon Federal Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3           True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB on or before the date hereof, and are in full force and effect on the date hereof. Except as set forth in Beacon Federal Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Beacon Federal or any Beacon Federal Subsidiary or upon the occurrence of a subsequent event; (ii) requires Beacon Federal or any Beacon Federal Subsidiary to provide a benefit in the form of Beacon Federal Common Stock or determined by reference to the value of Beacon Federal Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

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4.10         Ownership of Property; Insurance Coverage.

4.10.1         Beacon Federal and each Beacon Federal Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Beacon Federal or such Beacon Federal Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Beacon Federal Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Beacon Federal Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Beacon Federal and the Beacon Federal Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Beacon Federal and the Beacon Federal Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Beacon Federal Financial Statements.

4.10.2         With respect to all material agreements pursuant to which Beacon Federal or any Beacon Federal Subsidiary has purchased securities subject to an agreement to resell, if any, Beacon Federal or such Beacon Federal Subsidiary, as the case may be, has a lien or security interest (which to Beacon Federal’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3         Beacon Federal and each Beacon Federal Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Beacon Federal nor any Beacon Federal Subsidiary has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Beacon Federal Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Beacon Federal or any Beacon Federal Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Beacon Federal and each Beacon Federal Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Beacon Federal Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Beacon Federal and each Beacon Federal Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Beacon Federal has made available to BHLB copies of all of the policies listed on Beacon Federal Disclosure Schedule 4.10.3.

4.11         Legal Proceedings.

Except as set forth on Beacon Federal Disclosure Schedule 4.11, neither Beacon Federal nor any Beacon Federal Subsidiary is a party to any, and there are no pending or, to Beacon Federal’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Beacon Federal or any Beacon Federal Subsidiary, (ii) to which Beacon Federal or any Beacon Federal Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of Beacon Federal or any Beacon Federal Subsidiary to perform under this Agreement.

4.12         Compliance with Applicable Law.

Except as set forth on Beacon Federal Disclosure Schedule 4.12 and in Section 4.15:

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4.12.1         To Beacon Federal’s Knowledge, Beacon Federal and each Beacon Federal Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Beacon Federal nor any Beacon Federal Subsidiary has received any written notice to the contrary.

4.12.2         Beacon Federal and each Beacon Federal Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Beacon Federal, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3         Except as disclosed in Beacon Federal Disclosure Schedule 4.12.3, for the period beginning January 1, 2007, neither Beacon Federal nor any Beacon Federal Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Beacon Federal or any Beacon Federal Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Beacon Federal or any Beacon Federal Subsidiary, or indicating that Beacon Federal or any Beacon Federal Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Beacon Federal or any Beacon Federal Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Beacon Federal or any Beacon Federal Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Beacon Federal Disclosure Schedule 4.12.3, neither Beacon Federal nor any Beacon Federal Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Beacon Federal has disclosed to BHLB its most recent regulatory ratings.

4.13         Employee Benefit Plans.

4.13.1         Beacon Federal Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Beacon Federal or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Beacon Federal and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Beacon Federal are eligible to participate (collectively, the “Beacon Federal Benefit Plans”). Beacon Federal has furnished or otherwise made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written Beacon Federal Benefit Plan, (ii) a summary of each unwritten Beacon Federal Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Beacon Federal Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Beacon Federal Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Beacon Federal Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Beacon Federal Benefit Plan (or, for a Beacon Federal Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Beacon Federal Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Beacon Federal Disclosure Schedule 4.13.1 identifies each Beacon Federal Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“Beacon Federal Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such Beacon Federal Non-qualified Deferred Compensation Plan as of March 31, 2012. Each Beacon Federal Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

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4.13.2         All Beacon Federal Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Beacon Federal Disclosure Schedule 4.13.2, each Beacon Federal Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Beacon Federal is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Beacon Federal Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Beacon Federal Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3         Except as set forth on Beacon Federal Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Beacon Federal or any of its ERISA Affiliates for the benefit of the employees or former employees of Beacon Federal or its Subsidiaries.

4.13.4         Within the last six (6) years, neither Beacon Federal nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Beacon Federal Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Beacon Federal nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Beacon Federal nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Beacon Federal or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

4.13.5         Beacon Federal has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Beacon Federal Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Beacon Federal’s Knowledge, records with respect to Beacon Federal Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Beacon Federal’s Knowledge, neither Beacon Federal nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Beacon Federal Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Beacon Federal Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Beacon Federal Benefit Plan is self-insured).

4.13.6         Beacon Federal has not, with respect to any Beacon Federal Benefit Plan, nor, to Beacon Federal’s Knowledge, has any administrator of any Beacon Federal Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Beacon Federal, any ERISA Affiliate of Beacon Federal, or any Beacon Federal Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

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4.13.7         Except as set forth on Beacon Federal Disclosure Schedule 4.13.7, Beacon Federal has no liability for retiree health and life benefits under any Beacon Federal Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8         Except as set forth on Beacon Federal Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Beacon Federal from Beacon Federal under any Beacon Federal Benefit Plan, (B) increase any benefits otherwise payable under any Beacon Federal Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Beacon Federal Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Beacon Federal Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Beacon Federal or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9         The actuarial present values of all accrued Beacon Federal Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Beacon Federal and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Beacon Federal Financial Statements to the extent required by and in accordance with GAAP.

4.13.10         There is not, and has not been, any trust or fund maintained by or contributed to by Beacon Federal or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11         No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Beacon Federal, has been threatened or is anticipated, against any Beacon Federal Benefit Plan (other than routine claims for benefits and appeals of such claims), Beacon Federal or any Beacon Federal Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Beacon Federal Benefit Plan.

4.14         Brokers, Finders and Financial Advisors.

Neither Beacon Federal nor any Beacon Federal Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. by Beacon Federal and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Keefe Bruyette & Woods, Inc., setting forth the fee payable to Keefe Bruyette & Woods, Inc. for its services rendered to Beacon Federal in connection with the Merger and transactions contemplated by this Agreement, is attached to Beacon Federal Disclosure Schedule 4.14.

4.15         Environmental Matters.

4.15.1         Except as may be set forth in Beacon Federal Disclosure Schedule 4.15, with respect to Beacon Federal and each Beacon Federal Subsidiary:

(A)         To the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, each of Beacon Federal and the Beacon Federal Subsidiaries, and the Beacon Federal Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

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(B)         Neither Beacon Federal nor any Beacon Federal Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Beacon Federal Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Beacon Federal, or any of the Beacon Federal Subsidiaries;

(C)         To the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, the properties currently owned or operated by Beacon Federal or any Beacon Federal Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)         There are no underground storage tanks on, in or under any properties owned or operated by Beacon Federal or any of the Beacon Federal Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Beacon Federal or any of the Beacon Federal Subsidiaries except as in compliance with Environmental Laws; and

(E)         During the period of (a) Beacon Federal’s or any of the Beacon Federal Subsidiaries’ ownership or operation of any of their respective current properties or (b) Beacon Federal’s or any of the Beacon Federal Subsidiaries’ participation in the management of any Beacon Federal Loan Property, to the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Beacon Federal and the Beacon Federal Subsidiaries, prior to the period of (x) Beacon Federal’s or any of the Beacon Federal Subsidiaries’ ownership or operation of any of their respective current properties or (y) Beacon Federal’s or any of the Beacon Federal Subsidiaries’ participation in the management of any Beacon Federal Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)         Neither Beacon Federal nor any other Beacon Federal Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Beacon Federal Loan Property.

4.15.2         For purposes of this Section 4.15, “Beacon Federal Loan Property” means any property in which Beacon Federal or a Beacon Federal Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Beacon Federal Loan Participation, and “Beacon Federal Loan Participation” means a participation interest in a loan or other extension of credit other than by Beacon Federal or a Beacon Federal Subsidiary.

4.16         Loan Portfolio.

4.16.1         The allowances for loan losses reflected in the notes to Beacon Federal’s audited consolidated statements of financial condition at December 31, 2011 and 2010 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2011 were, or will be, adequate, as of the dates thereof, under GAAP.

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4.16.2         Beacon Federal Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2012), by account, of: (A) each borrower, customer or other party which has notified Beacon Bank during the past twelve (12) months of, or has asserted against Beacon Federal or Beacon Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Beacon Federal and Beacon Bank, each borrower, customer or other party which has given Beacon Federal or Beacon Bank any oral notification of, or orally asserted to or against Beacon Federal or Beacon Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2012 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4)  where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Beacon Federal or Beacon Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Beacon Federal Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that Beacon Federal Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3         All loans receivable (including discounts) and accrued interest entered on the books of Beacon Federal and Beacon Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Beacon Federal’s and Beacon Bank’ respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Beacon Federal and Beacon Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Beacon Federal or Beacon Bank free and clear of any liens.

4.16.4         The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17         Related Party Transactions.

Neither Beacon Federal nor any Beacon Federal Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Beacon Federal or any Beacon Federal Subsidiary, except as set forth in Beacon Federal Disclosure Schedule 4.17 or as described in Beacon Federal’s proxy statement dated April 16, 2012 distributed in connection with its annual meeting of shareholders held on May 17, 2012. Except as described in such proxy statement or in Beacon Federal Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Beacon Federal or any Beacon Federal Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Beacon Federal nor any Beacon Federal Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18         Deposits.

Except as set forth on Beacon Federal Disclosure Schedule 4.18, none of the deposits of Beacon Bank as of June 30, 2010 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19         Board Approval.

The Board of Directors of Beacon Federal determined that the Merger is fair to, and in the best interests of, Beacon Federal and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of Beacon Federal Common Stock, and directed that this Agreement be submitted to the holders of Beacon Federal Common Stock for their adoption. The Board of Directors of Beacon Federal has taken all action so that BHLB and Berkshire Bank will not be prohibited from entering into or consummating a business combination with Beacon Federal as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, pursuant to any anti-takeover laws.

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4.20         Registration Obligations.

Neither Beacon Federal nor any Beacon Federal Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Beacon Federal’s own account, or for the account of one or more of Beacon Federal’s Subsidiaries or their customers, in force and effect as of March 31, 2012, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Beacon Federal and each Beacon Federal Subsidiary, with counterparties believed to be financially responsible at the time; and to Beacon Federal’s and each Beacon Federal Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Beacon Federal or such Beacon Federal Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Beacon Federal nor any Beacon Federal Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22         Fairness Opinion.

Beacon Federal has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Keefe Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Beacon Federal pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23         Intellectual Property.

Beacon Federal and each Beacon Federal Subsidiary owns or, to Beacon Federal’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither Beacon Federal nor any Beacon Federal Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. Beacon Federal and each Beacon Federal Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24         Duties as Fiduciary.

Beacon Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Beacon Bank has not received notice of any claim, allegation, or complaint from any Person that Beacon Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Beacon Federal’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Beacon Bank’ capacity with respect to individual retirement accounts or the Beacon Federal Benefit Plans.

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4.25         Employees; Labor Matters.

4.25.1         Beacon Federal Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Beacon Federal and the Beacon Federal Subsidiaries as of March 31, 2012: job location, job title, current annual base salary, and year of hire.

4.25.2         There are no labor or collective bargaining agreements to which Beacon Federal or any Beacon Federal Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Beacon Federal, threatened against Beacon Federal or any Beacon Federal Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Beacon Federal, threatened against Beacon Federal or any Beacon Federal Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Beacon Federal, threatened against Beacon Federal or any Beacon Federal Subsidiary (other than routine employee grievances that are not related to union employees). Beacon Federal and each Beacon Federal Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Beacon Federal nor any Beacon Federal Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3         To Beacon Federal’s Knowledge, all Persons who have been treated as independent contractors by Beacon Federal or any Beacon Federal Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26         Beacon Federal Information Supplied.

The information relating to Beacon Federal and any Beacon Federal Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27         Securities Documents.

Beacon Federal has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Beacon Federal SEC Reports”) required to be filed by it with the SEC since January 1, 2010. As of their respective dates, the Beacon Federal SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Beacon Federal SEC Reports has been incorporated by reference, the Beacon Federal SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Beacon Federal has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Beacon Federal SEC Reports.

4.28         Internal Controls.

4.28.1         The records, systems, controls, data and information of Beacon Federal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Beacon Federal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Beacon Federal and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Beacon Federal has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

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4.28.2         Beacon Federal has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Beacon Federal: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.28.3         Since December 31, 2010, (A) neither Beacon Federal nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Beacon Federal or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Beacon Federal or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Beacon Federal or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.29         Bank Owned Life Insurance.

Beacon Federal and each Beacon Federal Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Beacon Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.30         Stock Transfer Records.

The stock transfer books and records of Beacon Federal are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

BHLB represents and warrants to Beacon Federal as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to Beacon Federal on the date hereof, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. BHLB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the BHLB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.

5.1           Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2) and 5.3, which shall be true and correct in all material respects.

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5.2           Organization.

5.2.1           BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2           Berkshire Bank is a Massachusetts chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock.

5.2.3           BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4           The respective minute books of BHLB, Berkshire Bank and each other BHLB subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5           Prior to the date of this Agreement, BHLB has made available to Beacon Federal true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and Berkshire Bank and each other BHLB Subsidiary.

5.3           Capitalization.

5.3.1           The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”). As of the date hereof, there are (i) 23,824,972 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,665,190 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. BHLB has granted options to acquire 380,161 shares of BHLB Common Stock at a weighted average exercise price of $25.71 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2           BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.

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5.3.3           To BHLB’s Knowledge, except as set in BHLB’s definitive proxy statement filed with the SEC on March 30, 2012, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s shareholders may vote have been issued by BHLB and are outstanding.

5.4           Authority; No Violation.

5.4.1           BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to Beacon Federal Shareholder Approval and the receipt of the Regulatory Approval and assuming due and valid execution and delivery of this Agreement by Beacon Federal, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2           (a) Neither the execution and delivery of this Agreement by BHLB nor the consummation of the transactions contemplated hereby nor compliance by BHLB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) subject to receipt of all Regulatory Approvals violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Maryland Department of Assessments and Taxation, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f)  the Beacon Federal Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB to result in a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole, or Beacon Federal and Beacon Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

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5.6           Financial Statements.

5.6.1           The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2           BHLB has previously made available to Beacon Federal the BHLB Financial Statements. The BHLB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3           At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7           Tax Matters.

5.7.1           BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB. BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to Beacon Federal true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2005. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

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5.7.2           Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8           No Material Adverse Effect.

Since December 31, 2011, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

5.9           Ownership of Property; Insurance Coverage.

5.9.1           Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2           With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3           BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to Beacon Federal copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

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5.10         Legal Proceedings.

Except as disclosed on BHLB Disclosure Schedule 5.10 and in Item 3 of Part I of BHLB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012, neither BHLB nor any BHLB Subsidiary is a party to any, and there are no pending or, to the Knowledge of BHLB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against BHLB or any BHLB Subsidiary, (ii) to which BHLB or any BHLB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could reasonably be expected to adversely affect the ability of BHLB or any BHLB Subsidiary to perform under this Agreement.

5.11         Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11:

5.11.1         To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2         BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3         For the period beginning January 1, 2007, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

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5.12         Employee Benefit Plans.

5.12.1         BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”). BHLB has furnished or otherwise made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2         All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3         Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

5.12.4         Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

5.12.5         BHLB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

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5.13         Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neill & Partners, L.P. by BHLB and the fee payable thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

5.14         Environmental Matters.

5.14.1          Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:

(A)         To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)         Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;

(C)         To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)         There are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries except as in compliance with Environmental Laws; and

(E)         During the period of (a) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, to the Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of (x) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)         Neither BHLB nor any other BHLB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.

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5.14.2         For purposes of this Section 5.14, “BHLB Loan Property” means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and “BHLB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

5.15         BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16         Securities Documents.

BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC since January 1, 2010. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports.

5.17         Internal Controls.

5.17.1         The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2         BHLB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of BHLB; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3         Since December 31, 2010, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

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5.18         BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19         Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.3.

5.20         Fairness Opinion.

BHLB has received an opinion, a copy of which will be provided to Beacon Federal promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Beacon Federal pursuant to this Agreement is fair to BHLB and its shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21         Board Approval.

The Board of Directors of BHLB determined that the Merger is fair to, and in the best interests of, BHLB and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby. The Board of Directors of BHLB has taken all action so that Beacon Federal and Beacon Bank will not be prohibited from entering into or consummating a business combination with BHLB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any state anti-takeover laws.

ARTICLE VI
COVENANTS OF BEACON FEDERAL

6.1           Conduct of Business.

6.1.1           Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, Beacon Federal will, and it will cause each Beacon Federal Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2           Negative Covenants. Beacon Federal agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the Beacon Federal Subsidiaries not to:

(A)         take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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(B)         change or waive any provision of its articles of incorporation (or articles of association in the case of Beacon Bank) or bylaws, except as required by law;

(C)         change the number of authorized or issued shares of its capital stock, issue any shares of Beacon Federal Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Beacon Federal Stock Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Beacon Federal (i) may issue shares of Beacon Federal Common Stock upon the valid exercise, in accordance with the information set forth in Beacon Federal Disclosure Schedule 4.3.1, of presently outstanding Beacon Federal Stock Options issued under the Beacon Federal Stock Option Plan, (ii) may permit the vesting of Beacon Federal Restricted Stock, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.07 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Beacon Federal prior to the Effective Time and the payment thereof shall be coordinated with BHLB so that holders of Beacon Federal Common Stock do not receive dividends on both Beacon Federal Common Stock and BHLB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Beacon Federal Common Stock or BHLB Common Stock received in the Merger in respect of such quarter) and (iv) any Beacon Federal Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)         enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $100,000, except as contemplated by this Agreement;

(E)         make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)         grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Beacon Federal Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) (except to the extent such increase in excess of 4% is mandated by the terms of a relevant written plan currently in existence) or (iii) as otherwise contemplated by this Agreement. Neither Beacon Federal nor any Beacon Federal Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that a Beacon Federal Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither Beacon Federal nor any Beacon Federal Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G)         enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

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(H)         merge or consolidate Beacon Federal or any Beacon Federal Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Beacon Federal or any Beacon Federal Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Beacon Federal or Beacon Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Beacon Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I)         except for transactions with the FHLB, subject any asset of Beacon Federal or of any Beacon Federal Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)         change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Beacon Federal or Beacon Bank;

(K)         waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which Beacon Federal or any Beacon Federal Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L)         purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1.1 million, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)         except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Beacon Federal Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $1.0 million in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $1.0 million that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $1.0 million or more without the prior consent of BHLB; provided that such consent shall be deemed to have been granted if BHLB does not object within three (3) Business Days of receipt of written notice from Beacon Federal of its intent to make such loan;

(N)         enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)         enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)         make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

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(R)         except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Beacon Federal Benefit Plan;

(S)         make any capital expenditures in excess of $50,000 individually or $75,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof.

(T)         purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)         except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

(V)         undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Beacon Federal or any Beacon Federal Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)         pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)         foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to BHLB thereof prior to final sale;

(Y)         purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)         issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)        make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB)        enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2           Subsidiaries.

Beacon Federal shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

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6.3           Current Information.

6.3.1           During the period from the date of this Agreement to the Effective Time, Beacon Federal will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding Beacon Federal’s operations at such times as BHLB may reasonably request. Beacon Federal will promptly notify BHLB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Beacon Federal or any Beacon Federal Subsidiary. Without limiting the foregoing, senior officers of BHLB and Beacon Federal shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Beacon Federal and the Beacon Federal Subsidiaries, and Beacon Federal shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Beacon Federal or any Beacon Federal Subsidiary prior to the Effective Time.

6.3.2           Beacon Federal and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Beacon Federal to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by Beacon Federal of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Beacon Federal in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Beacon Federal shall not be obligated to take any such action prior to the Effective Time and, unless Beacon Federal otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and Berkshire Bank shall indemnify Beacon Federal for any reasonable out-of-pocket fees, expenses, or charges that Beacon Federal or any Beacon Federal Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.

6.3.3           Beacon Federal shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Beacon Federal shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Beacon Federal will promptly prepare and provide BHLB with the minutes of all Beacon Federal and Beacon Bank officer and director loan committee meetings.

6.3.4           Beacon Federal shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Beacon Federal or any Beacon Federal Subsidiary under any labor or employment law.

6.4           Access to Properties and Records.

Subject to Section 11.1, Beacon Federal shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the Beacon Federal Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Beacon Federal reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that Beacon Federal shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Beacon Federal’s reasonable judgment, would interfere with the normal conduct of Beacon Federal’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Beacon Federal shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with Beacon Federal’s regular business operations during any such access to Beacon Federal’s property, books and records. Beacon Federal and each Beacon Federal Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Beacon Federal or any Beacon Federal Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Beacon Federal or any Beacon Federal Subsidiary.

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6.5           Financial and Other Statements.

6.5.1           Promptly upon receipt thereof, Beacon Federal will furnish to BHLB copies of each annual, interim or special audit of the financial statements of Beacon Federal and the Beacon Federal Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Beacon Federal by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of Beacon Federal and the Beacon Federal Subsidiaries made by such accountants.

6.5.2           As soon as reasonably available, but in no event later than the date such documents are filed with the OCC or FRB, Beacon Federal will deliver to BHLB the Beacon Federal Regulatory Report filed by Beacon Federal or Beacon Bank. Within twenty-five (25) days after the end of each month, Beacon Bank will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3           Beacon Federal shall permit BHLB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the SEC. Beacon Federal promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Beacon Federal or Beacon Bank.

6.5.4           With reasonable promptness, Beacon Federal will furnish to BHLB such additional financial data that Beacon Federal possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6           Maintenance of Insurance.

Beacon Federal shall use commercially reasonable efforts to maintain, and to cause the Beacon Federal Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Beacon Federal and the Beacon Federal Subsidiaries as of the date of this Agreement and set forth in Beacon Federal Disclosure Schedule 4.10.3. Beacon Federal will promptly inform BHLB if Beacon Federal or any Beacon Federal Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7           Disclosure Supplements.

From time to time prior to the Effective Time, Beacon Federal will promptly supplement or amend the Beacon Federal Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Beacon Federal Disclosure Schedule or which is necessary to correct any information in such Beacon Federal Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Beacon Federal Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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6.8           Consents and Approvals of Third Parties.

Beacon Federal shall use its commercially reasonable efforts, and shall cause each Beacon Federal Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9           All Reasonable Efforts.

Subject to the terms and conditions herein provided, Beacon Federal agrees to use, and agrees to cause each Beacon Federal Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10         Failure to Fulfill Conditions.

In the event that Beacon Federal determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

6.11         No Solicitation.

From and after the date hereof until the termination of this Agreement, Beacon Federal shall not, and shall not authorize or permit any Beacon Federal Subsidiary or any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Beacon Federal or any of the Beacon Federal Subsidiaries), directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Beacon Federal from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the Beacon Federal shareholders meeting has occurred, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Beacon Federal determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Beacon Federal’s shareholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by Beacon Federal and did not otherwise result from a breach of this Section 6.11 by Beacon (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit Beacon Federal from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the Board of Directors of Beacon Federal determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to Beacon Federal’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11. Beacon Federal shall promptly, but in no event later than two (2) calendar days, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Beacon Federal or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Beacon Federal or any Beacon Federal Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Beacon Federal and the Beacon Federal Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Beacon Federal or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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6.12         Reserves and Merger-Related Costs.

Prior to the Effective Time, each of Beacon Federal and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Beacon Federal or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Beacon Federal or its management with any such adjustments.

6.13         Board Meetings.

Beacon Federal and the Beacon Federal Subsidiaries shall permit one (1) representative of BHLB to attend any meeting of their Board of Directors or the committees thereof, and to attend any loan committee meetings (to the extent permitted by law or appropriate regulatory authorities) as an observer (the “Observer”) provided that neither Beacon Federal nor any Beacon Federal Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

6.14         ESOP Loan.

In no event later than five (5) Business Days prior to the Effective Time, Beacon Federal shall cause the Beacon Federal ESOP trustee to repay in full the outstanding indebtedness of the Beacon Federal ESOP, subject to the terms of the Beacon Federal ESOP, by delivering a sufficient number of unallocated shares of Beacon Federal Common Stock to Beacon Federal, subject to and in accordance with applicable law. Not later than the Effective Time, all remaining shares of Beacon Federal Common Stock held by the Beacon Federal ESOP as at the Effective Time shall be converted into the right to receive the Merger Consideration. The Beacon Federal ESOP account balances shall not be distributed to Beacon Federal ESOP participants unless the Beacon Federal ESOP has received a favorable determination letter from the IRS. Beacon Federal and, following the Effective Time, BHLB, will adopt such amendments to the Beacon Federal ESOP to effect the provisions of this Section 6.14. In the event that the Closing Date occurs prior to December 31, 2012, Beacon Federal may make a pro rata payment on the outstanding ESOP indebtedness of the amount accrued through the Closing Date, which accruals shall be made consistent with past practice.

6.15         401(k) Plan Termination.

If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Beacon Federal shall cause to be adopted prior to the Effective Time resolutions of the Board of Directors of Beacon Federal and any necessary amendments to terminate any and all 401(k) Plans immediately prior to the Effective Time or cease all contributions to any and all 401(k) Plan maintained or sponsored by Beacon Federal or any of its Subsidiaries (collectively, the “401(k) Plan”), and to prohibit the entry of new participants to the 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plan may be merged into the BHLB 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. Beacon Federal shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Beacon Federal and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.15, BHLB requests in writing that Beacon Federal freeze entry of new participants into the 401(k) Plan, Beacon Federal shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plan by BHLB, including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption.

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6.16         Worker Adjustment and Retraining Notification Act.

If requested by BHLB, Beacon Federal shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to Beacon Federal’s employees.

ARTICLE VII
COVENANTS OF BHLB

7.1           Conduct of Business.

7.1.1           Covenants of BHLB.

(A)         During the period from the date of this Agreement to the Effective Time, except with the written consent of Beacon Federal, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of Berkshire Bank) or bylaws in any way adverse to the rights of the Beacon Federal shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)         Prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C)         BHLB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Beacon Federal in writing, which consent will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the BHLB Subsidiaries not to, enter into any agreement to acquire or invest in, or make any acquisition of or investment in, any entity, if such acquisition or investment is reasonably likely to jeopardize receipt of any Regulatory Approvals.

7.2           Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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7.3           Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4           Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5           Failure to Fulfill Conditions.

In the event that BHLB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Beacon Federal.

7.6           Employee Matters.

7.6.1           Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by BHLB with respect to each Beacon Federal Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by BHLB or Berkshire Bank (as used in this Section, BHLB and Berkshire Bank are collectively referred to as “BHLB”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHLB after the Closing Date to Continuing Beacon Federal Employees shall be no less favorable than those provided by BHLB to similarly situated employees of BHLB.

7.6.2           General Rule: Parity in Benefits; No Gaps; Credit for Service with Beacon Federal. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, BHLB shall provide (or shall cause to be provided by a Subsidiary of BHLB) to all individuals who are employees of Beacon Federal or any Beacon Federal Subsidiary at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing Beacon Federal Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by BHLB to similarly situated employees of BHLB. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Continuing Beacon Federal Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHLB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHLB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action shall discriminate against Continuing Beacon Federal Employees relative to similarly situated employees of BHLB, (iii)  create third party rights against BHLB. BHLB will use best efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Beacon Federal’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Continuing Beacon Federal Employees; provided that nothing in this sentence shall limit the ability of BHLB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Continuing Beacon Federal Employees in a substantially similar manner as employees of BHLB are treated. In the event BHLB is unable to eliminate the eligibility waiting period for health care coverage for Continuing Beacon Federal Employees, BHLB shall provide such employees with health care continuation coverage under COBRA at its own expense during any waiting period. BHLB will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Continuing Beacon Federal Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all BHLB Benefit Plans, service with Beacon Federal or a Beacon Federal Subsidiary shall be deemed to be service with BHLB for eligibility and vesting purposes only, but not for purposes of benefit accrual.

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7.6.3           BHLB 401(k) Plan Participation. BHLB will use its best efforts to cause each Continuing Beacon Federal Employee to be eligible to participate in BHLB’s 401(k) plan on the day after or as soon as practicable after the Benefit Plan Determination Date for the Beacon Federal 401(k) Plan. All rights to participate in BHLB’s 401(k) Plan are subject to BHLB’s right to amend or terminate BHLB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB’s 401(k) Plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4           Employee Stock Ownership Plan. BHLB agrees to take all such actions related to the Beacon Federal ESOP as stated in Section 6.14 of this Agreement.

7.6.5           Welfare Benefits. Each Continuing Beacon Federal Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHLB, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Beacon Federal that BHLB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHLB, BHLB shall, unless financially burdensome or resulting in an excise tax payable by BHLB under Code Section 4980D, continue such Beacon Federal plan or program in effect for the benefit of the Continuing Beacon Federal Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Continuing Beacon Federal Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by BHLB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHLB to terminate or amend such plan or program) so that each Continuing Beacon Federal Employee employed by BHLB has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHLB, BHLB shall treat, and in the case of an insured plan, shall use its best efforts to cause the providers of each such plan, program or arrangement to treat the service with Beacon Federal prior to the Closing Date of any Continuing Beacon Federal Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Beacon Federal prior to the Closing) as service rendered to BHLB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Continuing Beacon Federal Employee. Persons who were employed by Beacon Federal or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Beacon Federal Benefit Plans that are health plans and, in the event of a termination of such plans, BHLB shall continue to provide COBRA coverage.

7.6.6           Paid Time Off Programs. BHLB will give each Continuing Beacon Federal Employee credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such individual’s accrued and unpaid vacation and/or paid leave balance with Beacon Federal as of the Closing Date.

7.6.7           BHLB to Honor Agreements. Subject to any required regulatory approval or satisfaction of a condition in any regulatory approval, BHLB agrees to comply with the contractual terms of all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Beacon Federal has with its current and former employees and which have been identified in Beacon Federal Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date. Notwithstanding anything contained in the agreements set forth on Beacon Federal Disclosure Schedule 4.9.1 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

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Except for the agreements described in the preceding sentences of this Section 7.6.7 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Beacon Federal Benefit Plans shall, in the sole and absolute discretion of BHLB, be frozen, terminated or merged into comparable plans of BHLB, effective at such time as BHLB shall determine in its sole and absolute discretion.

7.6.8           No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Beacon Federal as of the Closing Date. Each Person who is an employee of Beacon Federal as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits pursuant to Beacon Federal’s severance plan or policy, or BHLB’s current severance plan or policy, if such payments would be more favorable to such Person.

7.6.9           Excess Benefit Plan. Immediately prior to the Effective Time, Beacon Federal shall, in cooperation with BHLB, terminate each of the Beacon Federal Bancorp, Inc. Excess Benefit Plan effective November 1, 2008, and the Deferred Compensation Plan and Trust for Ross Prossner, and the amounts due thereunder shall be paid in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Section 409A of the Code.

7.7           Directors and Officers Indemnification and Insurance.

7.7.1           BHLB shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Beacon Federal (provided, that BHLB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall BHLB be required to expend pursuant to this Section 7.7.1 more than an amount equal to 150% of the current annual amount expended by Beacon Federal with respect to such insurance, as set forth in Beacon Federal Disclosure Schedule 7.7.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BHLB shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Beacon Federal agrees in order for BHLB to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2           In addition to Section 7.7.1, BHLB shall, from and after the Effective Date, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of Beacon Federal and the Beacon Federal Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Beacon Federal or any Beacon Federal Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was a director of Beacon Federal or any Beacon Federal Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). BHLB shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

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7.7.3           In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.7.

7.7.4           The obligations of BHLB provided under this Section 7.7 are intended to be enforceable against BHLB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

7.8           Stock Listing.

BHLB agrees to file a notification form prior to the Effective Time for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

7.9           Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.10         Communications to Beacon Federal Employees; Training

BHLB and Beacon Federal agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Beacon Federal and the Beacon Federal Subsidiaries shall be held at such locations as BHLB and Beacon Federal shall mutually agree, provided that representatives of Beacon Federal shall be permitted to attend such meetings. BHLB and Beacon Federal shall mutually agree in advance as to the scope and content of all communications to the employees of Beacon Federal and the Beacon Federal Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of Beacon Federal and the Beacon Federal Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of Beacon Federal shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Beacon Federal Shareholder Approval (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Beacon Federal may agree, with the employees of Beacon Federal and the Beacon Federal Subsidiaries and may conduct such training seminars at any branch location of Beacon Bank; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Beacon Bank’s normal business operations.

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ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1           Meeting of Shareholders.

Beacon Federal will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “Beacon Federal Shareholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the Beacon Federal Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Beacon Federal shareholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters.  The Board of Directors of Beacon Federal may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2           Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1           For the purposes (i) of registering BHLB Common Stock to be offered to holders of Beacon Federal Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Beacon Federal Shareholders Meeting, BHLB shall draft and prepare, and Beacon Federal shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Beacon Federal to the Beacon Federal shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHLB shall provide Beacon Federal and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of BHLB and Beacon Federal shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Beacon Federal shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Beacon Federal shall furnish all information concerning Beacon Federal and the holders of Beacon Federal Common Stock as may be reasonably requested in connection with any such action.

8.2.2           BHLB shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise Beacon Federal promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide Beacon Federal with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Beacon Federal may reasonably request.

8.2.3           Beacon Federal and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Beacon Federal shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and each of Beacon Federal and BHLB shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

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8.3           Regulatory Approvals.

Each of Beacon Federal and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Beacon Federal and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Beacon Federal or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Beacon Federal shall have the right to review and approve in advance all characterizations of the information relating to Beacon Federal and any Beacon Federal Subsidiary which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Beacon Federal and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Beacon Federal and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1           Shareholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the shareholders of Beacon Federal.

9.1.2           Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3           Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on BHLB or Beacon Federal.

9.1.4           Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.2           Conditions to the Obligations of BHLB under this Agreement.

The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by BHLB:

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9.2.1           Representations and Warranties. Each of the representations and warranties of Beacon Federal set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Beacon Federal shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Beacon Federal as of the Closing Date.

9.2.2           Agreements and Covenants. Beacon Federal and each Beacon Federal Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of Beacon Federal by the Chief Executive Officer and Chief Financial Officer of Beacon Federal to such effect dated as of the Closing Date.

9.2.3            No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on Beacon Federal.

9.2.4           Tax Opinion. BHLB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to BHLB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Beacon Federal and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.3           Conditions to the Obligations of Beacon Federal under this Agreement.

The obligations of Beacon Federal under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Beacon Federal:

9.3.1           Representations and Warranties. Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to Beacon Federal a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Closing Date.

9.3.2           Agreements and Covenants. BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Beacon Federal shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Closing Date.

9.3.3           No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on BHLB.

9.3.4           Tax Opinion. Beacon Federal shall have received an opinion of Kilpatrick Townsend & Stockton LLP, special counsel to Beacon Federal, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Beacon Federal and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Beacon Federal (except as otherwise indicated below):

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10.1.1           By the mutual written agreement of BHLB and Beacon Federal;

10.1.2           By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Beacon Federal) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB);

10.1.3           By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Beacon Federal) or Section 9.3.2 (in the case of a breach of covenant by BHLB);

10.1.4           By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and Beacon Federal; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5           By either party, if the shareholders of Beacon Federal shall have voted at the Beacon Federal Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6           By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7           By BHLB if Beacon Federal has received a Superior Proposal and Beacon Federal has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of Beacon Federal has withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB.

10.1.8           By Beacon Federal if Beacon Federal has received a Superior Proposal and the Board of Directors of Beacon Federal has made a determination to accept such Superior Proposal; provided that Beacon Federal shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following BHLB’s receipt of written notice advising BHLB that Beacon Federal has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Beacon Federal intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, Beacon Federal shall provide a reasonable opportunity to BHLB during the five (5)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Beacon Federal to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and Beacon Federal shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period.

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10.1.9   By Beacon Federal, at any time during the five-day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(1)         The BHLB Market Value on the Determination Date is less than $17.82; and

(2)         the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price and subtracting 0.20;

subject, however, to the following three sentences.

If Beacon Federal elects to exercise its termination right pursuant to this Section 10.1.9, it shall give written notice to BHLB not later than the end of the third Business Day next following the Determination Date. During the five Business Day period commencing with its receipt of such notice, BHLB may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the BHLB Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Initial BHLB Market Value and 0.80, and the denominator of which is the BHLB Market Value. If BHLB makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Beacon Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1.9.

If the outstanding shares of BHLB Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 10.1.9, the following terms shall have the meanings indicated below:

“BHLB Ratio” shall mean the number obtained by dividing the Average Determination Price by the Initial BHLB Market Value.

“Determination Date” means the later of (i) first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) or (ii) the date on which the shareholders of Beacon Federal approve this Agreement.

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“Index” means the following companies and the weights attributed to them as follows:

		Index
Name	Ticker	Weighting (%)

Provident Financial Services, Inc.	PFS	12.85
NBT Bancorp, Inc.	NBTB	10.07
Oritani Financial Corp.	ORIT	9.45
Brookline Bancorp, Inc.	BRKL	9.34
Independent Bank Corp.	INDB	8.66
S&T Bancorp, Inc.	STBA	7.52
TrustCo Bank Corp, NY	TRST	7.39
Dime Community Bancshares, Inc.	DCOM	7.02
Tompkins Financial Corporation	TMP	6.69
Flushing Financial Corporation	FFIC	6.00
Washington Trust Bancorp, Inc.	WASH	5.74
Hudson Valley Holding Corp.	HVB	4.85
Provident New York Bancorp	PBNY	4.43

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means $22.28.

“Initial Index Price” means the weighted average (weighted according to the factors listed above) the per share closing sales price of the common stock of each company comprising the Index on the last trading day immediately preceding the date of the first public announcement of the entry into this Agreement.

“Final Index Price” means the weighted average (weighted according to the factors listed above) of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ for the twenty consecutive trading days immediately preceding such specified date.

If any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9. If a company belonging to the Index ceases to be publicly traded or announces an agreement for an acquisition of such company, or that such company is considering such transaction, between the date of this Agreement and the Determination Date, such company shall be removed from the Index and the relative weighting of the companies remaining in the Index shall be appropriately adjusted.

10.2         Effect of Termination.

10.2.1           In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

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10.2.2   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)         In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Beacon Federal hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, $5.28 million (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

(i)          Beacon Federal terminates this Agreement pursuant to Section 10.1.8 or BHLB terminates this Agreement pursuant to Section 10.1.7; or

(ii)         The entering into a definitive agreement by Beacon Federal relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Beacon Federal within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 10.1.2 or 10.1.3 because of a breach by Beacon Federal or any Beacon Federal Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Beacon Federal; or (ii) the termination of this Agreement by BHLB or Beacon Federal pursuant to Section 10.1.5 because of the failure of the shareholders of Beacon Federal to approve this Agreement at the Beacon Federal Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Beacon Federal.

(D)         Beacon Federal and BHLB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Beacon Federal and BHLB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3         Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Beacon Federal), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Beacon Federal, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to Beacon Federal’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XI
MISCELLANEOUS

11.1         Confidentiality.

Except as specifically set forth herein, BHLB and Beacon Federal mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2         Public Announcements.

Beacon Federal and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Beacon Federal nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Beacon Federal, to:	Ross J. Prossner
President and Chief Executive Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center
East Syracuse, New York 13057

With required copies to:	Paul M. Aguggia, Esq.
Aaron M. Kaslow, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005

If to BHLB, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

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With required copies to:	Wm. Gordon Prescott, Esq.
Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5         Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6.7, 7.6.8, 7.6.9 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

11.7         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

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11.10         Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12         Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

BEACON FEDERAL BANCORP, INC.

/s/ Ross J. Prossner
Name:	Ross J. Prossner
Title:	President and Chief Executive Officer